Exhibit 10.42

Pinnacle Foods Inc.
(f/k/a “Crunch Holding Corp.”)
399 Jefferson Road
Parsippany, New Jersey 07054

March 4, 2013

[Team Member/Employee/Partner]

In light of recent performance of Pinnacle Foods Inc. (f/k/a “Crunch Holding Corp.”) (the “Company”), the board of directors of the Company has decided to modify the vesting terms applicable to any Performance Options granted to you under the Company's 2007 Stock Incentive Plan (the “Plan”). The changes are intended to increase the likelihood that the Internal Rate of Return target with respect to your Performance Options will be satisfied. This increases the likelihood that you will become vested in these Performance Options.

Capitalized terms used but not defined in this letter shall have the meanings ascribed such terms in your Nonqualified Stock Option Agreement (the “Option Agreement”).

Effective immediately, Section 3(b)(iii) to the Option Agreement shall hereby be amended to replace all references to a “20% annual Internal Rate of Return” with “12% annual Internal Rate of Return”.

Except as is provided in this letter, the Option Agreement shall remain unchanged and continue in full force and effect.

Sincerely,

Crunch Holding Corp.

By:	/s/ M. Kelley Maggs
Name:	M. Kelley Maggs
Its:	Senior Vice President, Secretary and General Counsel